Exhibit 4.31

CERTIFICATE OF FORMATION

OF

EXCO HOLDING MLP, INC.

December 12, 2012

This Certificate of Formation of EXCO Holding MLP, Inc. has been duly executed and is filed pursuant to Section 3.005 of the Texas Business Organizations Code (the “TBOC”) to form a for-profit corporation under the TBOC.

FIRST: The name of the corporation being formed is EXCO Holding MLP, Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Texas is 350 N. St. Paul Street, Suite 2900, Dallas, TX 75201-4234 in Dallas County, Texas. The name of its registered agent at such address is CT Corporation.

THIRD: The purpose for which the corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the TBOC.

FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock of the par value of One Cent ($0.01) per share.

FIFTH: The name of the incorporator is Denese Alaniz, whose mailing address is c/o Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002.

SIXTH: The name and mailing address of the initial directors, who shall each serve until the first annual meeting of stockholders or until his successors are elected and qualified, is as follows:

Name	Address

Douglas H. Miller	c/o EXCO Resources, Inc. 12377 Merit Drive, Suite 1700 Dallas, Texas 75251

Stephen F. Smith	c/o EXCO Resources, Inc. 12377 Merit Drive, Suite 1700 Dallas, Texas 75251

Harold L. Hickey	c/o EXCO Resources, Inc. 12377 Merit Drive, Suite 1700 Dallas, Texas 75251

The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

SEVENTH: In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Texas, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

EIGHTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties, or (iv) an act or omission for which the liability of a member is expressly provided by an applicable statute. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any future amendments to the TBOC or any other applicable law that further limit or eliminate the personal liability of a director. Any repeal or modification of all or part of this section by the shareholders of the Corporation shall not adversely affect any right or, protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: Any action required by the TBOC to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the taking of such action.

TENTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this certificate of incorporation or bylaws of the Corporation, from time to time, to amend this certificate of incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this certificate of incorporation or any amendment hereof are subject to such right of the Corporation.

[Remainder of Page Intentionally Left Blank]

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the TBOC, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand as of the date first set forth above.

/s/ R.L. Hodges
R.L. Hodges, Incorporator

SIGNATURE PAGE TO EXCO HOLDING MLP, INC. CERTIFICATE OF FORMATION